UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 1, 2017

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 838,000 customers in Oklahoma and western Arkansas. In addition, the Company holds a 25.7 percent limited partner interest and a 50 percent general partner interest in Enable Midstream Partners, LP.
On August 1, 2017, the Company's Board of Directors elected a new director, J. Michael Sanner, to a term beginning on September 1, 2017 and expiring at the Company's Annual Meeting of Shareholders scheduled for May 2018, at which time he is expected to be nominated for approval by the Company's shareholders. Mr. Sanner will serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Sanner will receive compensation for his Board service consistent with compensation received by the Company's other non-employee directors (which is described in Exhibit 10.18 to the Company's Form 10-K for the year ended December 31, 2016).

Mr. Sanner, 64, is a retired audit partner of the accounting firm Ernst & Young LLP. He began his 35-year career in public accounting at Arthur Andersen, joined Ernst & Young as a partner in 2002 and was appointed Office Managing Partner in multiple cities prior to his retirement in 2013. Mr. Sanner worked with clients in a variety of industries during his public accounting career. Most recently, he primarily served energy clients including those in regulated enterprises.

For further information, see the attached press release which is furnished as Exhibit 99.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated August 2, 2017, announcing OGE Energy Corp. names J. Michael Sanner to Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

August 3, 2017